Exhibit 2 Page 1 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS ASSETS As of March 31, 2005 (Unaudited) (In Thousands)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$73,455
Temporary cash investments - at cost, which approximates market	405,947
Total cash and cash equivalents	479,402
Other temporary investments	476,950
Notes receivable	2,064
Accounts receivable:
Customer	365,366
Allowance for doubtful accounts	(21,941)
Other	346,686
Accrued unbilled revenues	378,070
Total receivables	1,068,181
Deferred fuel costs	21,331
Accumulated deferred income taxes	83,752
Fuel inventory - at average cost	126,240
Materials and supplies - at average cost	575,671
Deferred nuclear refueling outage costs	116,575
Prepayments and other	207,100
TOTAL	3,157,266

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	192,333
Decommissioning trust funds	2,476,143
Non-utility property - at cost (less accumulated depreciation)	223,765
Other	90,455
TOTAL	2,982,696

PROPERTY, PLANT AND EQUIPMENT
Electric	29,192,580
Property under capital lease	737,638
Natural gas	266,867
Construction work in progress	1,290,830
Nuclear fuel under capital lease	292,392
Nuclear fuel	327,965
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,108,272
Less - accumulated depreciation and amortization	13,330,130
PROPERTY, PLANT AND EQUIPMENT - NET	18,778,142

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	739,575
Other regulatory assets	1,436,946
Long-term receivables	38,259
Goodwill	377,172
Other	916,845
TOTAL	3,508,797

TOTAL ASSETS	$28,426,901

Exhibit 2 Page 2 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS LIABILITIES AND SHAREHOLDERS' EQUITY As of March 31, 2005 (Unaudited) (In Thousands)

CURRENT LIABILITIES
Currently maturing long-term debt	$490,286
Notes payable	118
Accounts payable	718,118
Customer deposits	227,568
Taxes accrued	255,506
Interest accrued	132,175
Obligations under capital leases	133,899
Other	311,829
TOTAL	2,269,499

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,069,208
Accumulated deferred investment tax credits	394,142
Obligations under capital leases	175,174
Other regulatory liabilities	395,945
Decommissioning and retirement cost liabilities	2,077,101
Transition to competition	79,101
Regulatory reserves	29,543
Accumulated provisions	563,161
Long-term debt	7,444,901
Preferred stock with sinking fund	15,150
Other	1,533,952
TOTAL	17,777,378

Preferred stock without sinking fund	365,337

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000 shares; issued 248,174,087 shares in 2005 and in 2004	2,482
Paid-in capital	4,826,797
Retained earnings	5,040,655
Accumulated other comprehensive loss	(116,797)
Less - treasury stock, at cost (35,335,147 shares in 2005	1,738,450
TOTAL	8,014,687

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,426,901

Exhibit 2 Page 3 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME For the Three Months Ended March 31, 2005 (Unaudited) (In Thousands)

OPERATING REVENUES
Domestic electric	$1,744,383
Natural gas	86,950
Competitive businesses	492,081
TOTAL	2,323,414

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	580,082
Purchased power	499,778
Nuclear refueling outage expenses	39,810
Other operation and maintenance	534,666
Decommissioning	36,998
Taxes other than income taxes	102,989
Depreciation and amortization	224,177
Other regulatory credits - net	(16,765)
TOTAL	2,001,735

OPERATING INCOME	321,679

OTHER INCOME
Allowance for equity funds used during construction	12,884
Interest and dividend income	30,890
Equity in earnings (loss) of unconsolidated equity affiliates	(2,193)
Miscellaneous - net	25,802
TOTAL	67,383

INTEREST AND OTHER CHARGES
Interest on long-term debt	110,752
Other interest - net	12,164
Allowance for borrowed funds used during construction	(7,509)
TOTAL	115,407

INCOME BEFORE INCOME TAXES	273,655

Income taxes	95,035

CONSOLIDATED NET INCOME	178,620

Preferred dividend requirements and other	6,624

EARNINGS APPLICABLE TO
COMMON STOCK	$171,996